Farmer Mac Reports First Quarter 2022 Results
- Outstanding Business Volume of $24.2 Billion -

WASHINGTON, D.C., May 9, 2022 — The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation's secondary market provider that increases the availability and affordability of credit for the benefit of rural America, today announced its results for the fiscal quarter ended March 31, 2022.

First Quarter 2022 Highlights
•Added $3.0 billion of gross business volume, resulting in net growth of $628.9 million
•Net interest income grew $8.6 million year-over-year to $61.9 million
•Net effective spread1 increased 7% from the prior-year period to $57.8 million and remained 0.97% of the overall portfolio
•Net income of $41.0 million compared to $28.0 million in first quarter 2021
•Core earnings1 of $25.8 million, or $2.37 per diluted common share
•On March 30, 2022, the President of the United States designated Lowell L. Junkins as Chair of Farmer Mac's Board of Directors

"We are pleased with the consistent results for the first quarter as we continued to successfully execute against our multi-year growth plan," said Brad Nordholm, President & Chief Executive Officer. "Our performance this quarter is particularly noteworthy given the current volatility in the credit markets, inflationary pressures, and the overall rate environment. Our portfolio remained strong and credit performance was stable-to-improving, with 90-day delinquencies and other important credit metrics improving compared to a year ago. We are carefully monitoring the challenging environment for many farmers and ranchers who are managing unprecedented increases in input costs and high volatility in agricultural commodity prices. Despite the related geopolitical challenges, which are having significant impacts across various parts of the economy and certain credit markets, we are well positioned to fulfill our mission, and feel confident about our ability to navigate the current environment and continue to pursue growth opportunities."

$ in thousands, except per share amounts	Quarter Ended
	Mar. 31, 2022	Dec. 31, 2021	Mar. 31, 2021	Sequential % Change	YoY % Change
Net Change in Business Volume	$628,947	$495,672	$(61,564)	N/A	N/A
Net Interest Income	$61,875	$57,390	$53,251	8%	16%
Net Effective Spread (Non-GAAP)	$57,839	$54,333	$53,859	6%	7%
Diluted EPS (GAAP)	$3.77	$2.75	$2.58	37%	46%
Core EPS (Non-GAAP)	$2.37	$2.76	$2.39	(14)%	(1)%
1 Non-GAAP Measure

First Quarter 2022 Results

Spreads

Net interest income for first quarter 2022 was $61.9 million, a $8.6 million increase compared to $53.3 million in the prior-year period, primarily due to a $5.0 million increase from net new business volume, a $2.0 million increase in the fair value of designated financial derivatives, a $0.8 million increase in net coupon yields related to our acquisition, in third quarter 2021, of the loan servicing rights on a sizeable portion of our Farm & Ranch loan and USDA Guaranteed Securities portfolios, and a $0.7 million increase in cash-basis interest income. Net interest yield was 1.00% in first quarter 2022 compared to 0.91% in the prior-year period.

Net effective spread, a non-GAAP measure, for first quarter 2022 was $57.8 million, a $4.0 million increase from $53.9 million in the prior-year period. The $4.0 million year-over-year increase in net effective spread in dollars was primarily due to a $4.4 million increase from net new business volume, a $0.8 million increase in net coupon yields related to the acquisition of loan servicing rights referenced above, and a $0.7 million increase in cash-basis interest income. These factors were partially offset by a $1.7 million increase in non-GAAP funding costs. In percentage terms, net effective spread was 0.97% for both year-over-year periods.

Earnings

Farmer Mac's net income attributable to common stockholders for first quarter 2022 was $41.0 million ($3.77 per diluted common share), compared to $28.0 million ($2.58 per diluted common share) in the prior-year period. The $13.1 million year-over-year increase in net income attributable to common stockholders was due to a $9.3 million after-tax increase in the fair value of undesignated financial derivatives and a $6.8 million after-tax increase in net interest income. These factors were partially offset by a $2.0 million after-tax increase in operating expenses and a $1.5 million increase in preferred stock dividends.

Farmer Mac enters into financial derivatives transactions to hedge interest rate risks inherent in its business and carries its financial derivatives at fair value in its consolidated financial statements. The fair value fluctuations of these financial derivatives are not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported with GAAP if the derivatives are held to maturity, as is expected. Therefore, Farmer Mac uses core earnings, a non-GAAP measure that excludes the effects of fair value fluctuations, as a useful alternative measure to understand the business.

Farmer Mac's core earnings for first quarter 2022 were $25.8 million ($2.37 per diluted common share), compared to $25.9 million ($2.39 per diluted common share) in first quarter 2021. The $0.2 million year-over-year decrease in core earnings was due to the $2.0 million after-tax increase in operating expenses and the $1.5 million increase in preferred stock dividends. These factors were partially offset by a $3.1 million after-tax increase in net effective spread.

Business Volume

Farmer Mac's outstanding business volume was $24.2 billion as of March 31, 2022, a net increase of $0.6 billion from December 31, 2021 after taking into account all new business, maturities, sales, and paydowns on existing assets. The net increase was primarily attributable to net increases of $0.5 billion in the Agricultural Finance line of business and $0.1 billion in the Rural Infrastructure Finance line of business.

The $0.5 billion net increase in Farm & Ranch during first quarter 2022 resulted from $2.5 billion of new purchases, commitments, and guarantees, partially offset by $2.0 billion of scheduled maturities and repayments. Farmer Mac purchased a total of $416.2 million in loans, which was primarily driven by farm real estate acquisitions due to improved borrower economics as well as a competitive, albeit an increasing interest rate environment resulting in demand for intermediate and long-term financing solutions. The $416.2 million in gross Farm & Ranch loan purchases was partially offset by $255.7 million in scheduled maturities and repayments.

Farmer Mac also purchased a total of $1.8 billion in Farm & Ranch AgVantage Securities during first quarter 2022, which primarily reflected the refinancing of maturing securities as well as financial counterparties seeking to add longer term AgVantage securities to manage their asset-liability maturity profile given recent increases in credit spreads and interest rates. The $1.8 billion in gross purchases was partially offset by $1.3 billion in scheduled maturities. Approximately $1.1 billion of the total $1.8 billion in gross purchases reflected purchases that refinanced maturing AgVantage securities and were issued at short-term tenors, which may create volatility in AgVantage volumes throughout the year. However, Farmer Mac does not anticipate a material impact to its net effective spread given the low spread related to these securities due to the short maturities and the credit strength of the counterparties.

The $2.9 million net increase in Corporate AgFinance during first quarter 2022 resulted from $103.4 million of new loan and AgVantage security purchases, which was offset by $100.4 million of scheduled maturities and repayments. Farmer Mac purchased a total of $61.7 million in loans, which was offset by $76.5 million in scheduled maturities and repayments. This net decrease in loans was primarily due to scheduled amortization and prepayments due to strong land values and agricultural incomes.

The $111.2 million net increase in Rural Utilities during first quarter 2022 resulted from $378.0 million of new purchases, commitments, and guarantees, which was partially offset by $266.7 million of scheduled maturities and repayments. Farmer Mac purchased a total of $208.0 million in Rural Utilities loans, which was fueled by a competitive but increasing interest rate environment resulting in demand for long-term financing solutions for planned maintenance and capital expenditures. The $208.0 million in loan purchases was partially offset by $50.7 million in scheduled maturities and repayments.

The $33.8 million net increase in Renewable Energy during first quarter 2022 primarily reflects a $35.0 million commitment to a large solar project being constructed in the southeast United States, consisting of $6.6 million of funded loan purchases (which was partially offset by $1.2 million of other loan repayments) and $28.4 million in unfunded loan commitments expected to be drawn throughout 2022.

Credit

As of March 31, 2022, the total allowance for losses was $16.3 million, compared to $16.4 million as of December 31, 2021. The $0.1 million release from the total allowance for losses in first quarter 2022 was comprised of a $1.0 million release from the Rural Infrastructure Finance portfolio and a $0.9 million provision to the allowance for the Agricultural Finance portfolio. The $1.0 million release from the allowance for the Rural Infrastructure portfolio was primarily attributable to a risk rating upgrade on a single loan related to the borrower's successful securitization of a large payable incurred as a result of the arctic freeze that struck Texas in February 2021, and was partially offset by new loan volume. The $0.9 million provision to the allowance for the Agricultural Finance mortgage loan portfolio was primarily attributable to a risk rating downgrade on a single agricultural storage and processing loan. In addition, there was a $0.1 million charge-off to the allowance related to the foreclosure of two Farm & Ranch loans.
As of March 31, 2022, Farmer Mac's 90-day delinquencies were $55.8 million (0.57% of the Agricultural Finance Mortgage Loan portfolio), compared to $72.3 million (0.84% of the Agricultural Finance Mortgage Loan portfolio) as of March 31, 2021. Across all of Farmer Mac's lines of business, 90-day delinquencies represented 0.23% of total outstanding business volume as of March 31, 2022, compared to 0.33% as of March 31, 2021.

Capital

As of March 31, 2022, Farmer Mac's core capital level was $1.2 billion, $488.7 million above the minimum capital level required by the Company's statutory charter. Farmer Mac's Tier 1 capital ratio was 15.0% as of March 31, 2022.

Earnings Conference Call Information

The conference call to discuss Farmer Mac's first quarter 2022 financial results will be held beginning at 4:30 p.m. eastern time on Monday, May 9, 2022, and can be accessed by telephone or live webcast as follows:

Telephone (Domestic): (888) 346-2616
Telephone (International): (412) 902-4254
Webcast: https://www.farmermac.com/investors/events-presentations/

When dialing in to the call, please ask for the "Farmer Mac Earnings Conference Call." The call can be heard live and will also be available for replay on Farmer Mac’s website for two weeks following the conclusion of the call.

More complete information about Farmer Mac's performance for first quarter 2022 is in Farmer Mac's Annual Report on Form 10-Q for the quarter ended March 31, 2022, filed today with the SEC.

Use of Non-GAAP Measures

In the accompanying analysis of its financial information, Farmer Mac uses the following non-GAAP measures: "core earnings," "core earnings per share," and "net effective spread." Farmer Mac uses these non-GAAP measures to measure corporate economic performance and develop financial plans because, in management's view, they are useful alternative measures in understanding Farmer Mac's economic performance, transaction economics, and business trends. The non-GAAP financial measures that Farmer Mac uses may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of these non-GAAP measures is intended to be supplemental in nature and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.

Core earnings and core earnings per share principally differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding the effects of fair value fluctuations. These fluctuations are not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported in accordance with GAAP if the related financial instruments are held to maturity, as is expected.

Core earnings and core earnings per share also differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business. For example, we have excluded from core earnings losses on retirement of preferred stock and the re-measurement of the deferred tax asset.

Farmer Mac uses net effective spread to measure the net spread Farmer Mac earns between its interest-earning assets and the related net funding costs of these assets. Net effective spread differs from net interest income and net interest yield because it excludes: (1) the amortization of premiums and discounts on assets consolidated at fair value that are amortized as adjustments to yield in interest income over the contractual or estimated remaining lives of the underlying assets; (2) interest income and interest expense related to consolidated trusts with beneficial interests owned by third parties, which are presented on Farmer Mac's consolidated balance sheets as "Loans held for investment in consolidated trusts, at amortized cost"; and (3) the fair value changes of financial derivatives and the corresponding assets or liabilities designated in a fair value hedge accounting relationship.

Net effective spread also principally differs from net interest income and net interest yield because it includes: (1) the accrual of income and expense related to the contractual amounts due on financial derivatives that are not designated in hedge accounting relationships ("undesignated financial derivatives"); and (2) the net effects of terminations or net settlements on financial derivatives. More information about Farmer Mac’s use of non-GAAP measures is available in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations" in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2021, filed February 28, 2022 with the SEC.

For a reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings and of earnings per common share to core earnings per share, and net interest income and net interest yield to net effective spread, see "Reconciliations" below.

Forward-Looking Statements

Management's expectations for Farmer Mac's future necessarily involve assumptions and estimates and the evaluation of risks and uncertainties. Various factors or events, both known and unknown, could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements in this release, including uncertainties about:

•the availability to Farmer Mac of debt and equity financing and, if available, the reasonableness of rates and terms;
•legislative or regulatory developments that could affect Farmer Mac, its sources of business, or agricultural or rural infrastructure industries;
•fluctuations in the fair value of assets held by Farmer Mac and its subsidiaries;
•the level of lender interest in Farmer Mac's products and the secondary market provided by Farmer Mac;
•the general rate of growth in agricultural mortgage and rural utilities indebtedness;
•the effect of economic conditions and geopolitics on agricultural mortgage or rural utilities lending, borrower repayment capacity, or collateral values, including fluctuations in interest rates, changes in U.S. trade policies, fluctuations in export demand for U.S. agricultural products, supply chain disruptions, increases in input costs, labor availability, volatility in commodity prices, and the effects of the conflict between Russia and Ukraine;
•the degree to which Farmer Mac is exposed to interest rate risk resulting from fluctuations in Farmer Mac's borrowing costs relative to market indexes;
•developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac;
•the effects of the Federal Reserve’s efforts to achieve monetary policy normalization and slow inflation;
•other factors that could hinder agricultural mortgage lending or borrower repayment capacity, including the effects of severe weather, climate change, or fluctuations in agricultural real estate values;
•the duration, spread, and severity of the COVID-19 pandemic and its effects on the business operations of agricultural and rural borrowers, the capital markets, and Farmer Mac's business operations; and
•the public response to the ongoing COVID-19 pandemic, including the possibility of government actions to mitigate the pandemic and its effects, and any social or economic disruption that may be caused by any new COVID-19 variants or any further outbreaks.

Other risk factors are discussed in "Risk Factors" in Part I, Item 1A in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC on February 28, 2022. Considering these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release. The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise required by applicable law. The information in this release is not necessarily indicative of future results.

About Farmer Mac

Farmer Mac is a vital part of the agricultural credit markets and was created to increase access to and reduce the cost of credit for the benefit of American agricultural and rural communities. As the nation’s secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac's customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. More information about Farmer Mac (including the Annual Report on Form 10-K referenced above) is available on Farmer Mac's website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
	March 31, 2022	December 31, 2021
	(in thousands)
Assets:
Cash and cash equivalents	$890,046	$908,785
Investment securities:
Available-for-sale, at fair value (amortized cost of $4,258,227 and $3,834,714, respectively)	4,195,314	3,836,391
Held-to-maturity, at amortized cost	44,970	44,970
Other investments	1,504	1,229
Total Investment Securities	4,241,788	3,882,590
Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value (amortized cost of $6,672,894 and $6,135,807, respectively)	6,600,246	6,328,559
Held-to-maturity, at amortized cost	1,906,218	2,033,239
Total Farmer Mac Guaranteed Securities	8,506,464	8,361,798
USDA Securities:
Trading, at fair value	3,386	4,401
Held-to-maturity, at amortized cost	2,436,103	2,436,331
Total USDA Securities	2,439,489	2,440,732
Loans:
Loans held for sale, at lower of cost or fair value	9,000	—
Loans held for investment, at amortized cost	8,481,310	8,314,096
Loans held for investment in consolidated trusts, at amortized cost	888,200	948,623
Allowance for losses	(13,570)	(14,041)
Total loans, net of allowance	9,364,940	9,248,678
Financial derivatives, at fair value	26,329	19,139
Interest receivable (includes $5,679 and $10,418, respectively, related to consolidated trusts)	148,228	177,355
Guarantee and commitment fees receivable	45,021	45,538
Deferred tax asset, net	24,910	15,558
Prepaid expenses and other assets	102,199	45,318
Total Assets	$25,789,414	$25,145,491

Liabilities and Equity:
Liabilities:
Notes payable	$23,039,967	$22,716,156
Debt securities of consolidated trusts held by third parties	895,145	981,379
Financial derivatives, at fair value	105,574	34,248
Accrued interest payable (includes $4,724 and $9,619, respectively, related to consolidated trusts)	89,761	83,992
Guarantee and commitment obligation	43,285	43,926
Accounts payable and accrued expenses	420,998	79,427
Reserve for losses	1,840	1,950
Total Liabilities	24,596,570	23,941,078
Commitments and Contingencies
Equity:
Preferred stock:
Series C, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,382	73,382
Series D, par value $25 per share, 4,000,000 shares authorized, issued and outstanding	96,659	96,659
Series E, par value $25 per share, 3,180,000 shares authorized, issued and outstanding	77,003	77,003
Series F, par value $25 per share, 4,800,000 shares authorized, issued and outstanding	116,160	116,160
Series G, par value $25 per share, 5,000,000 shares authorized, issued and outstanding	121,327	121,327
Common stock:
Class A Voting, $1 par value, no maximum authorization, 1,030,780 shares outstanding	1,031	1,031
Class B Voting, $1 par value, no maximum authorization, 500,301 shares outstanding	500	500
Class C Non-Voting, $1 par value, no maximum authorization, 9,256,596 shares and 9,235,205 shares outstanding, respectively	9,257	9,235
Additional paid-in capital	127,103	125,993
Accumulated other comprehensive (loss)/income, net of tax	(39,665)	3,853
Retained earnings	610,087	579,270
Total Equity	1,192,844	1,204,413
Total Liabilities and Equity	$25,789,414	$25,145,491

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended
	March 31, 2022	March 31, 2021
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$5,716	$5,529
Farmer Mac Guaranteed Securities and USDA Securities	39,257	42,404
Loans	67,247	59,494
Total interest income	112,220	107,427
Total interest expense	50,345	54,176
Net interest income	61,875	53,251
Provision for losses	(56)	(913)
Net interest income after provision for losses	61,819	52,338
Non-interest income/(expense):
Guarantee and commitment fees	3,695	3,030
Gains on financial derivatives	16,074	4,293
Losses on trading securities	(63)	(13)
Release of reserve for losses	110	944
Other income	675	583
Non-interest income	20,491	8,837
Operating expenses:
Compensation and employee benefits	13,298	11,795
General and administrative	7,278	6,336
Regulatory fees	812	750
Operating expenses	21,388	18,881
Income before income taxes	60,922	42,294
Income tax expense	13,085	9,067
Net income	47,837	33,227
Preferred stock dividends	(6,791)	(5,269)
Net income attributable to common stockholders	$41,046	$27,958

Earnings per common share:
Basic earnings per common share	$3.81	$2.60
Diluted earnings per common share	$3.77	$2.58

Reconciliations
Reconciliations of Farmer Mac's net income attributable to common stockholders to core earnings and core earnings per share are presented in the following tables along with information about the composition of core earnings for the periods indicated:

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$41,046	$29,892	$27,958
Less reconciling items:
Gains/(losses) on undesignated financial derivatives due to fair value changes	1,698	(1,213)	1,695
Gains/(losses) on hedging activities due to fair value changes	2,024	1,476	(271)
Unrealized gains/(losses) on trading assets	94	(76)	(14)
Net effects of amortization of premiums/discounts and deferred gains on assets consolidated at fair value	20	71	16
Net effects of terminations or net settlements on financial derivatives	15,512	(429)	1,165
Income tax effect related to reconciling items	(4,063)	36	(544)
Sub-total	15,285	(135)	2,047
Core earnings	$25,761	$30,027	$25,911

Composition of Core Earnings:
Revenues:
Net effective spread(1)	$57,839	$54,333	$53,859
Guarantee and commitment fees(2)	4,557	4,637	4,240
Gain on sale of mortgage loans	—	6,539	—
Other(3)	514	241	451
Total revenues	62,910	65,750	58,550

Credit related expense (GAAP):
Release of losses	(54)	(1,428)	(31)
Total credit related expense	(54)	(1,428)	(31)

Operating expenses (GAAP):
Compensation and employee benefits	13,298	11,246	11,795
General and administrative	7,278	8,492	6,336
Regulatory fees	812	812	750
Total operating expenses	21,388	20,550	18,881

Net earnings	41,576	46,628	39,700
Income tax expense(4)	9,024	9,809	8,520
Preferred stock dividends (GAAP)	6,791	6,792	5,269
Core earnings	$25,761	$30,027	$25,911

Core earnings per share:
Basic	$2.39	$2.79	$2.41
Diluted	2.37	2.76	2.39
(1)Net effective spread is a non-GAAP measure. See "Use of Non-GAAP Measures" above for an explanation of net effective spread. See below for a reconciliation of net interest income to net effective spread.
(2)Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(3)Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and terminations or net settlements on financial derivatives, and reconciling adjustments to exclude fair value adjustments on financial derivatives and trading assets and the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities.
(4)Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings.

Reconciliation of GAAP Basic Earnings Per Share to Core Earnings Basic Earnings Per Share
	For the Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(in thousands, except per share amounts)
GAAP - Basic EPS	$3.81	$2.78	$2.60
Less reconciling items:
Gains/(losses) on undesignated financial derivatives due to fair value changes	0.16	(0.11)	0.16
Gains/(losses) on hedging activities due to fair value changes	0.19	0.14	(0.03)
Unrealized gains/(losses) on trading securities	0.01	(0.01)	—
Net effects of amortization of premiums/discounts and deferred gains on assets consolidated at fair value	—	0.01	—
Net effects of terminations or net settlements on financial derivatives	1.44	(0.04)	0.11
Income tax effect related to reconciling items	(0.38)	—	(0.05)
Sub-total	1.42	(0.01)	0.19
Core Earnings - Basic EPS	$2.39	$2.79	$2.41

Shares used in per share calculation (GAAP and Core Earnings)	10,767	10,766	10,738

Reconciliation of GAAP Diluted Earnings Per Share to Core Earnings Diluted Earnings Per Share
	For the Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(in thousands, except per share amounts)
GAAP - Diluted EPS	$3.77	$2.75	$2.58
Less reconciling items:
Gains/(losses) on undesignated financial derivatives due to fair value changes	0.16	(0.11)	0.16
Gains/(losses) on hedging activities due to fair value changes	0.19	0.14	(0.03)
Unrealized gains/(losses) on trading securities	0.01	(0.01)	—
Net effects of amortization of premiums/discounts and deferred gains on assets consolidated at fair value	—	0.01	—
Net effects of terminations or net settlements on financial derivatives	1.42	(0.04)	0.11
Income tax effect related to reconciling items	(0.38)	—	(0.05)
Sub-total	1.40	(0.01)	0.19
Core Earnings - Diluted EPS	$2.37	$2.76	$2.39

Shares used in per share calculation (GAAP and Core Earnings)	10,887	10,877	10,819

The following table presents a reconciliation of net interest income and net yield to net effective spread for the periods indicated:

Reconciliation of GAAP Net Interest Income/Yield to Net Effective Spread
	For the Three Months Ended
	March 31, 2022		December 31, 2021		March 31, 2021
	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
Net interest income/yield	$61,875	1.00%	$57,390	0.95%	$53,251	0.91%
Net effects of consolidated trusts	(1,018)	0.02%	(1,151)	0.02%	(1,210)	0.03%
Expense related to undesignated financial derivatives	(994)	(0.02)%	(313)	—%	2,068	0.04%
Amortization of premiums/discounts on assets consolidated at fair value	(16)	—%	(10)	—%	(8)	—%
Amortization of losses due to terminations or net settlements on financial derivatives	356	0.01%	200	—%	103	—%
Fair value changes on fair value hedge relationships	(2,364)	(0.04)%	(1,783)	(0.03)%	(345)	(0.01)%
Net effective spread	$57,839	0.97%	$54,333	0.94%	$53,859	0.97%

The following table presents core earnings for Farmer Mac's reportable operating segments and a reconciliation to consolidated net income for the three months ended March 31, 2022:

Core Earnings by Business Segment
For the Three Months Ended March 31, 2022
	Agricultural Finance		Rural Infrastructure		Treasury		Corporate
	Farm & Ranch	Corporate AgFinance	Rural Utilities	Renewable Energy	Funding	Investments		Reconciling Adjustments		Consolidated Net Income
	(in thousands)
Net interest income	$31,354	$7,209	$3,193	$375	$19,740	$4	$—	$—		$61,875
Less: reconciling adjustments(1)(2)(3)	(1,000)	—	(34)	—	(3,002)	—	—	4,036		—
Net effective spread	30,354	7,209	3,159	375	16,738	4	—	4,036		—
Guarantee and commitment fees	4,216	19	286	36	—	—	—	(862)		3,695
Other income/(expense)(3)	400	114	—	—	—	—	—	16,172		16,686
Total revenues	34,970	7,342	3,445	411	16,738	4	—	19,346		82,256

(Provision for)/release of losses	(510)	(515)	1,169	(202)	—	2	—	—		(56)

Release of reserve for losses	75	—	35	—	—	—	—	—		110
Operating expenses	—	—	—	—	—	—	(21,388)	—		(21,388)
Total non-interest expense	75	—	35	—	—	—	(21,388)	—		(21,278)
Core earnings before income taxes	34,535	6,827	4,649	209	16,738	6	(21,388)	19,346	(4)	60,922
Income tax (expense)/benefit	(7,252)	(1,434)	(976)	(44)	(3,515)	(1)	4,198	(4,061)		(13,085)
Core earnings before preferred stock dividends	27,283	5,393	3,673	165	13,223	5	(17,190)	15,285	(4)	47,837
Preferred stock dividends	—	—	—	—	—	—	(6,791)	—		(6,791)
Segment core earnings/(losses)	$27,283	$5,393	$3,673	$165	$13,223	$5	$(23,981)	$15,285	(4)	$41,046

Total Assets	$13,610,138	$1,491,127	$5,480,668	$92,132	$—	$4,995,154	$120,195	$—		25,789,414
Total on- and off-balance sheet program assets at principal balance	$16,575,595	$1,540,760	$6,006,446	$120,609	$—	$—	$—	$—		24,243,410
(1)Includes the amortization of premiums and discounts on assets consolidated at fair value, originally included in interest income, to reflect core earnings amounts.
(2)Includes the reclassification of interest income and interest expense from consolidated trusts owned by third parties to guarantee and commitment fees, to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee.
(3)Includes the reclassification of interest expense related to interest rate swaps not designated as hedges, which are included in "Gains on financial derivatives" on the consolidated financial statements, to determine the effective funding cost for each operating segment.
(4)Net adjustments to reconcile to the corresponding income measures: core earnings before income taxes reconciled to income before income taxes; core earnings before preferred stock dividends reconciled to net income; and segment core earnings reconciled to net income attributable to common stockholders.

Supplemental Information
The following table sets forth information about outstanding volume in each of Farmer Mac's lines of business as of the dates indicated:

Outstanding Business Volume
	On or Off Balance Sheet	As of March 31, 2022	As of December 31, 2021
		(in thousands)
Agricultural Finance:
Farm & Ranch:
Loans	On-balance sheet	$4,935,566	$4,775,070
Loans held in consolidated trusts:
Beneficial interests owned by third-party investors	On-balance sheet	888,200	948,623
IO-FMGS(1)	On-balance sheet	11,919	12,297
USDA Securities	On-balance sheet	2,440,807	2,445,806
AgVantage Securities	On-balance sheet	5,155,000	4,725,000
LTSPCs and unfunded commitments	Off-balance sheet	2,578,330	2,587,154
Farmer Mac Guaranteed Securities	Off-balance sheet	544,484	578,358
Loans serviced for others	Off-balance sheet	21,289	22,331
Total Farm & Ranch		$16,575,595	$16,094,639
Corporate AgFinance:
Loans	On-balance sheet	$1,108,463	$1,123,300
AgVantage Securities	On-balance sheet	375,262	367,464
Unfunded Loan Commitments	Off-balance sheet	57,035	47,070
Total Corporate AgFinance		$1,540,760	$1,537,834
Total Agricultural Finance		$18,116,355	$17,632,473
Rural Infrastructure Finance:
Rural Utilities:
Loans	On-balance sheet	$2,459,605	$2,302,373
AgVantage Securities	On-balance sheet	3,009,881	3,033,262
LTSPCs and Unfunded Loan Commitments	Off-balance sheet	534,205	556,837
Farmer Mac Guaranteed Securities	Off-balance sheet	2,755	2,755
Total Rural Utilities		$6,006,446	$5,895,227
Renewable Energy:
Loans	On-balance sheet	$92,246	$86,763
Unfunded Loan Commitments	Off-balance sheet	28,363	—
Total Renewable Energy		$120,609	$86,763
Total Rural Infrastructure Finance		$6,127,055	$5,981,990
Total		$24,243,410	$23,614,463
(1)    An interest-only Farmer Mac Guaranteed Security retained as part of a structured securitization.

The following table presents the quarterly net effective spread (a non-GAAP measure) by segment:

	Net Effective Spread(1)
	Agricultural Finance				Rural Infrastructure Finance				Treasury
	Farm & Ranch		Corporate AgFinance		Rural Utilities		Renewable Energy		Funding		Investments		Net Effective Spread
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
March 31, 2022(2)	$30,354	1.02%	$7,209	1.96%	$3,159	0.23%	$375	1.69%	$16,738	0.28%	$4	—%	$57,839	0.97%
December 31, 2021	28,998	0.99%	6,321	1.84%	2,521	0.19%	356	1.53%	15,979	0.28%	158	0.01%	54,333	0.94%
September 30, 2021	28,914	1.06%	7,163	1.80%	2,067	0.16%	236	1.09%	17,386	0.31%	159	0.01%	55,925	0.99%
June 30, 2021	29,163	1.06%	6,676	1.65%	1,759	0.14%	378	1.80%	18,449	0.33%	126	0.01%	56,551	1.01%
March 31, 2021	26,461	0.98%	6,921	1.67%	1,720	0.14%	249	1.28%	18,394	0.33%	114	0.01%	53,859	0.97%
December 31, 2020	25,596	0.95%	6,237	1.53%	1,838	0.15%	123	1.20%	20,585	0.37%	143	0.01%	54,522	0.98%
September 30, 2020	23,735	0.89%	5,786	1.45%	2,022	0.16%	75	1.19%	20,034	0.37%	150	0.01%	51,802	0.96%
June 30, 2020	21,597	0.83%	4,997	1.36%	1,701	0.14%	47	0.93%	19,449	0.37%	(1,322)	(0.13)%	46,469	0.89%
March 31, 2020	19,230	0.76%	4,421	1.32%	1,315	0.11%	58	1.51%	19,150	0.39%	(11)	—%	44,163	0.89%
(1)Farmer Mac excludes the Corporate segment in the presentation above because the segment does not have any interest-earning assets.
(2)See above for a reconciliation of GAAP net interest income by line of business to net effective spread by line of business for the three months ended March 31, 2022.

The following table presents quarterly core earnings reconciled to net income attributable to common stockholders:

Core Earnings by Quarter Ended
	March 2022	December 2021	September 2021	June 2021	March 2021	December 2020	September 2020	June 2020	March 2020
	(in thousands)
Revenues:
Net effective spread	$57,839	$54,333	$55,925	$56,551	$53,859	$54,522	$51,802	$46,469	$44,163
Guarantee and commitment fees	4,557	4,637	4,322	4,334	4,240	4,652	4,659	4,943	4,896
Gain on sale of mortgage loans	—	6,539	—	—	—	—	—	—	—
Other	514	241	687	301	451	512	453	1,048	674
Total revenues	62,910	65,750	60,934	61,186	58,550	59,686	56,914	52,460	49,733

Credit related expense/(income):
(Release of)/provision for losses	(54)	(1,428)	255	(983)	(31)	2,973	1,200	51	3,831
REO operating expenses	—	—	—	—	—	—	—	—	—
Losses/(gains) on sale of REO	—	—	—	—	—	22	—	—	(485)
Total credit related expense/(income)	(54)	(1,428)	255	(983)	(31)	2,995	1,200	51	3,346

Operating expenses:
Compensation and employee benefits	13,298	11,246	10,027	9,779	11,795	9,497	8,791	8,087	10,127
General and administrative	7,278	8,492	6,330	6,349	6,336	6,274	5,044	5,295	5,363
Regulatory fees	812	812	750	750	750	750	725	725	725
Total operating expenses	21,388	20,550	17,107	16,878	18,881	16,521	14,560	14,107	16,215

Net earnings	41,576	46,628	43,572	45,291	39,700	40,170	41,154	38,302	30,172
Income tax expense	9,024	9,809	9,152	9,463	8,520	8,470	8,297	8,016	6,598
Preferred stock dividends	6,791	6,792	6,774	5,842	5,269	5,269	5,166	3,939	3,431
Core earnings	$25,761	$30,027	$27,646	$29,986	$25,911	$26,431	$27,691	$26,347	$20,143

Reconciling items:
Gains/(losses) on undesignated financial derivatives due to fair value changes	$1,698	$(1,213)	$(1,864)	$(3,721)	$1,695	$(1,758)	$(4,149)	$8,700	$(6,484)
Gains/(losses) on hedging activities due to fair value changes	2,024	1,476	(2,093)	(2,097)	(271)	3,827	(5,245)	(2,676)	(5,925)
Unrealized gains/(losses) on trading assets	94	(76)	36	(61)	(14)	223	(258)	(20)	106
Net effects of amortization of premiums/discounts and deferred gains on assets consolidated at fair value	20	71	23	20	16	(77)	97	35	3
Net effects of terminations or net settlements on financial derivatives	15,512	(429)	(351)	109	1,165	1,583	233	720	(1,300)
Issuance costs on the retirement of preferred stock	—	—	—	—	—	—	(1,667)	—	—
Income tax effect related to reconciling items	(4,063)	36	892	1,208	(544)	(798)	1,957	(1,419)	2,856
Net income attributable to common stockholders	$41,046	$29,892	$24,289	$25,444	$27,958	$29,431	$18,659	$31,687	$9,399